Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
President & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(212) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS

USHS reports $0.05 earnings per share in fourth quarter

DALLAS, TX, March 15, 2006 — U.S. Home Systems, Inc. (NasdaqNMS: USHS) today reported financial results for the fourth quarter and full-year period ended December 31, 2005.

For the fourth quarter ended December 31, 2005, consolidated revenues were $26.7 million, an increase of 12.5 percent as compared to $23.7 million reported for the fourth quarter of 2004. Operating expenses for the fourth quarter 2005 totaled $26.1 million, an increase of 8.4 percent from the $24.1 million in the prior year quarter. Operating expenses include a substantial portion of costs which vary with revenues, including cost of remodeling contracts, sales commissions, marketing fees, advertising and interest expense on financing loan portfolios. The higher operating expenses in 2005 were largely attributable to increased revenue growth associated with the Company’s expansion of its home improvement operations which serve The Home Depot. Consolidated operating income for the fourth quarter was $598,000 compared to an operating loss of $376,000 last year. Operating income improved as the Company grew overall revenues and experienced reduced losses in its exterior products segment. Income from continuing operations in the fourth quarter 2005 improved $716,000 to $382,000, or $0.05 per diluted share, as compared to a loss from continuing operations of $334,000, or $0.04 per share, in the fourth quarter 2004.

“Our financial performance in the fourth quarter reflects a strong contribution from our interior products segment coupled with diligent expense controls and improving operating results in our exterior products segment,” commented Murray H. Gross, chairman, president and chief executive officer of US Home Systems, Inc. “We are continuing to successfully execute our growth plan by growing our home improvement operations through our strategic alliance with The Home Depot and believe that the recent award of new markets validates our capabilities as a valued partner positioning us for additional growth in 2006.”

For the year ended December 31, 2005, consolidated revenues were a record $104.4 million, representing an increase of 17.6 percent, compared to $88.8 million reported in the prior year. Total operating expenses for fiscal 2005 were $104.9 million, an increase of 16.4 percent as compared to $90.0 million during 2004. Included in operating expenses for 2005 was a $1.3 million restructuring charge related to the reorganization of the Company’s exterior products operations, of which $1.1 million was a non-cash charge for impairment of certain manufacturing equipment. The increase in year over year operating expenses is principally the result of the Company’s expansion of its home improvement operations which serve The Home Depot and increases in interest expense associated with financing loan portfolios within the consumer finance division. Loss from continuing operations, which included the $1.3 million restructuring charge, improved $510,000 to a loss of $436,000, or $0.05 per share, as compared to a loss from continuing operations of $946,000, or $0.13 per diluted share, for the year ended December 31, 2004.

“While we are pleased with the progress the Company has made in improving profitability in our exterior products division, we also recognize that a combination of increased revenue and further expense rationalization is needed to optimize leverage and margins in this business,” stated Mr. Gross. “Our interior products business continues to post solid margins despite an increase in operating expenses related to the aggressive rollout into additional The Home Depot locations. As these new locations come fully on-line and mature, we expect to recognize greater profitability. We also continue to remain optimistic about the opportunity within our consumer finance segment as we believe higher interest rates will cause customers to find it incrementally more difficult to access home equity lines and refinancing options which in turn will reduce our risk to prepayments. We have taken steps to support this improving macro trend by securing a lower cost of funds through amending our credit facility with DZ Bank which we utilize to purchase retail installment obligations (RIOs). The amended facility will enable us to offer more competitive interest rates while facilitating incremental profits on each new loan.”

“Overall demand for our home improvement products remains strong with our same store sales, and our expansion plans continuing to remain on track,” Mr. Gross concluded. “Based on normal seasonality and expected improvement in all of our business segments, we expect to show meaningfully higher revenues and profits in 2006 as compared to last year. However, it is important to note there is seasonality in our business with revenue growth and profits showing stronger trends during the second half of the year. Sales orders for our deck products typically decline in the first and fourth quarters of the calendar year, which has a negative impact on revenues in both the first and second quarters. Additionally, as we have experienced in previous years, the generation of sales orders for our kitchen and bath products also decline in the last six weeks of the year. These two factors have historically had a negative impact on our first quarter revenues and profits. Consequently, consistent with our historical operating results, we expect to incur an operating loss in the first quarter 2006 on a consolidated basis.”

US Home Systems is engaged in two lines of business - the home improvement and the consumer finance business. The Company’s home improvement operations include two reporting segments, the interior products segment and the exterior products segment. In the interior products segment, principal product lines include kitchen and bathroom cabinetry and cabinet refacing products and countertops. In the exterior products segment, the product line includes wood decks and related accessories.

In 2005, the Company continued its aggressive expansion of its home improvement operations in connection with its agreements with The Home Depot. During the year nine new kitchen and bath sales and installation centers were opened, serving approximately 225 The Home Depot stores. Additionally, the Company commenced offering wood deck products to The Home Depot customers in 60 stores throughout the Minneapolis and St. Louis markets, sharing its existing interior products facilities.

At December 31, 2005, the Company’s kitchen and bath products were available to The Home Depot customers in approximately 535 stores as compared to 300 stores at December 31, 2004, and its wood deck products were being offered in approximately 400 stores at December 31, 2005 as compared to 240 stores at December 31, 2004.

Interior Products Segment - Revenues in the fourth quarter 2005 increased 9.3 percent, to $20.0 million compared to the fourth quarter of 2004 and for the full year increased 28.3 percent to $78.8 million. The increase in revenues principally reflects the expansion of the Company’s interior products operations serving The Home Depot.

Income from continuing operations increased 26.4 percent to $866,000 for the fourth quarter 2005 compared with $685,000 reported in the year ago period. For the year ended December 31, 2005, income from continuing operations increased 166% to $2.6 million as compared with $976,000 reported for 2004 as the Company experienced a lower percentage of cost of remodeling and sales and marketing expenses as a percentage of total revenue.

Exterior Products Segment - Revenues in the exterior products segment increased 32 percent to $5.0 million for the fourth quarter 2005 compared with $3.8 million reported in the same quarter last year. For the year, revenues declined 9.8 percent to $19.4 million as compared with $21.5 million in 2004 as the Company continued to reorganize the business.

Net loss for the fourth quarter 2005 was $369,000, a significant improvement compared with a net loss of $998,000 during the prior year quarter. For the year ended December 31, 2005, the net loss was $2.6 million, including the restructuring charge of $1.3 million, as compared with a loss of $1.8 million for the same period last year.

Consumer Finance Operations: Fourth quarter revenues were unchanged as compared to the prior year quarter at $1.6 million. For the year ended December 31, 2005, revenues increased 6.8 percent to $6.3 million as compared with $5.9 million in the prior year period. Net loss for the finance segment was $115,000 in the fourth quarter 2005 as compared with a loss of $21,000 for the same period last year. For the year, net loss was $446,000 as compared with a loss of $75,000 in the prior year period.

“During 2005 we experienced a significant number of rapid and early payoffs of RIOs due to changes in the refinancing environment”, said Mr. Gross. “Although we purchased approximately $30 million of RIOs in 2005, our portfolio of RIOs increased only $3.5 million which limited the growth of our revenues. Simultaneously, increased short-term interest rates in 2005 resulted in higher financing costs under our credit lines and reduced our net profit margin. Additionally, our loan losses in 2005 were higher than expected, something we attribute to an increase of consumer bankruptcy filings precipitated by a new bankruptcy law that became effective in October 2005.”

Mr. Gross continued, “In November and December 2005, we have seen a sharp decline in the number of early payoffs of RIOs. Out of the $3.5 million increase in our portfolio in 2005, $1.8 million occurred during the fourth quarter. We believe the number of consumers refinancing are declining which will have a positive effect on our portfolio growth and revenues in 2006.”

CONFERENCE CALL INFORMATION

Management of USHS will host a conference call to discuss its fourth quarter and year ended December 31, 2005 results at 4:30 p.m. EST, Wednesday, March 15, 2006.

Interested parties may access the call by calling 800-289-0494 from within the United States, or 913-981-5520 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through March 22, 2006, and can be accessed by dialing 888-203-1112 (U.S.), 719-457-0820 (Int’l), passcode 5887840.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until April 15, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products and provides financing services to customers of residential contractors throughout the United States. The Company’s home improvement products are marketed directly to consumers through a variety of media sources under nationally recognized brands, including The Home Depot® Kitchen and Bathroom Refacing, The Home Depot Installed Decks and Century 21 Home Improvement, and under our Facelifters brand. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s consumer financing business purchases retail installment obligations from residential remodeling contractors throughout the United States, including contracts originated by our own home improvement operations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

-Tables to Follow-

FINANCIAL HIGHLIGHTS

	(unaudited)
Consolidated Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues	$26,671	$23,709	$104,389	$88,766
Costs and expenses:
Cost of remodeling contracts	12,928	12,242	49,931	43,915
Branch operations	1,229	911	4,652	3,118
Sales, marketing and license fees	8,028	7,069	33,270	28,978
Interest expense on financing of loan portfolios	663	474	2,417	1,754
Provision for loan losses	269	226	950	780
General and administrative	2,957	3,163	12,361	11,448
Restructuring charge	—	—	1,321	—
Total costs and expenses	26,074	24,085	104,902	89,993
Operating income (loss)	597	(376)	(513)	(1,227)
Interest expense	140	102	508	361
Other income (expense)	136	43	313	181
Income (loss) for continuing operations before income taxes	593	(435)	(708)	(1,407)
Income tax expense (benefit)	211	(101)	(272)	(461)
Income (loss) from continuing operations	382	(334)	(436)	(946)
Net gain on discontinued operations	2	91	31	346
Net income (loss)	$384	$(243)	$(405)	$(600)
Net income (loss) per common share – basic and diluted:
Continuing operations	$0.05	$(0.04)	$(0.05)	$(0.13)
Discontinued operations	—	0.01	—	0.05
Net income (loss)	$0.05	$(0.03)	$(0.05)	$(0.08)
Number of weighted-average shares of common stock outstanding – basic	7,967,528	7,885,032	7,936,715	7,230,021
Number of weighted-average shares of common stock outstanding – diluted	8,098,826	7,885,032	7,936,715	7,230,021

Segment Information:
Revenues:
Interior Products	$19,990	$18,327	$78,756	$61,379
Exterior Products	5,034	3,817	19,366	21,522
Consumer Finance	1,647	1,565	6,267	5,865
Total	26,671	23,709	104,389	88,766
Net Income (loss) from continuing operations:
Interior Products	866	685	2,626	976
Exterior Products	(369)	(998)	(2,616)	(1,847)
Consumer Finance	(115)	(21)	(446)	(75)
Total	$382	$(334)	$(436)	$(946)

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	December 31,
	2005	2004
Assets
Cash and cash equivalents	$4,417,381	$3,441,804
Restricted cash	1,824,012	1,135,394
Accounts receivable, net	3,910,307	3,831,620
Income tax receivable	717,571	402,427
Notes receivable	—	56,339
Commission advances	505,796	712,944
Inventories	3,306,947	4,026,387
Prepaid expenses	1,123,005	827,176
Assets held for sale	—	41,696
Deferred income taxes	830,890	587,596
Finance receivables held for investment, net	43,451,423	40,158,317
Property, plant, and equipment, net	6,044,291	8,023,941
Goodwill	7,357,284	7,357,284
Other assets	868,602	1,040,232

Total assets	$74,357,509	$71,643,157

Liabilities and Stockholders’ Equity
Accounts payable	$2,858,185	$3,848,960
Customer deposits	1,240,190	1,704,308
Accrued wages, commissions, and bonuses	1,005,720	867,179
Federal and state taxes payable	397,873	345,240
Other accrued liabilities	1,130,186	719,571
Deferred income taxes	1,240,634	429,000
Deferred revenues	—	10,417
Long-term debt	45,099,290	42,054,484
Capital lease obligations	336,017	482,609

Total liabilities	53,308,095	50,461,768

Stockholders’ equity:
Common stock—$0.001 par value, 30,000,000 shares authorized, 7,976,286 and 7,885,122 shares issued and outstanding at December 31, 2005 and 2004, respectively	7,976	7,885
Additional capital	17,887,394	17,401,707
Unearned compensation – restricted stock awards	(213,224)	—
Note receivable for stock issued	(274,950)	(274,950)
Retained earnings	3,642,218	4,046,747

Total stockholders’ equity	21,049,414	21,181,389

Total liabilities and stockholders’ equity	$73,978,503	$71,643,157

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